Exhibit 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement (as hereinafter amended from time to time, this “Agreement”) is made and entered into this 30th day of April, 2012 (the “Effective Date”), by and among WMI Liquidating Trust, a Delaware trust (the “Company”), and Doreen Logan (the “Employee”).

RECITALS

Company is engaged in the business of the management and administration of Company assets and the distribution of any proceeds thereof to the trust beneficiaries in accordance with the terms of (1) the WMI Liquidating Trust Agreement, dated March 19, 2012 (the “Trust Agreement”), (2) the Seventh Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code, dated December 12, 2011 (as modified, the “Plan”), and (3) the order of the United States Bankruptcy Court for the District of Delaware confirming the Plan, dated February 23, 2012 (the “Order”);

Company desires to employ the Employee as Controller and Assistant Treasurer of the Company effective as of the Effective Date and to enter into an employment agreement embodying the terms of such employment; and

The Employee desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and the Employee (individually a “Party” and together the “Parties”), intending to be legally bound, agree as follows:

AGREEMENT

1.             Employment Term. The Company hereby employs the Employee, and the Employee hereby accepts such employment, for the period commencing on the Effective Date and ending six (6) months after the Effective Date (the “Initial Term”). At the expiration of the Initial Term, this Agreement will automatically renew for successive additional terms of six (6) months each (each a “Six Month Extension” and together with the Initial Term the “Employment Term”) unless notice of non-renewal is given in writing by either party to the other party at least thirty (30) days prior to the expiration of the Initial Term or any Six-Month Extension.

2.             Position.

(a)           The Employee shall serve as the Company’s Controller and Assistant Treasurer. The Employee shall have such duties and authority, consistent with such positions, as may be assigned from time to time by the Trust Advisory Board (as defined in the Trust) (the “Board”) or the Company’s senior management, as the case may be. For so long as the Employee serves as the Controller and Assistant Treasurer during the Employment Term, the Employee shall, subject to the provisions of the Trust and if requested by the Company, also serve as a member of the board of the Company’s subsidiaries, if any, without additional compensation.

(b)           The Employee shall devote her full business time and best efforts to the performance of the Employee’s duties hereunder and shall not engage in any other business, profession, or occupation for compensation or otherwise that would conflict or interfere with the rendering of such services either directly or indirectly without the prior written consent of the Board; provided, that nothing herein shall preclude the Employee from accepting appointment to or to continue to serve on any board of directors or trustees of any charitable or educational organization or from engaging in other charitable, civic, and professional activities, or, subject to the prior approval of the Board, in its sole discretion, from accepting appointment to any board of directors of any business entity; provided, further, in each case and in the aggregate, that such activities do not conflict or interfere in any material respect with the performance of the Employee’s duties hereunder.

3.             Base Salary. During the Employment Term, the Company shall pay the Employee an effective annual base salary of $212,180, payable in installments in accordance with the Company’s payroll practices as in effect from time to time, subject to applicable deductions and withholding. The Employee’s effective annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.” The Employee shall be entitled to increases (but not decreases) in Base Salary, based on an annual merit review by the Trustee; provided, that any such increase shall be determined from time to time in the sole discretion of the Trustee.

4.             Bonus. During the Employment Term, the Employee shall be eligible to participate in the Company’s normal and customary bonus plan for similarly situated employees, with a target bonus equal to 100% of Employee’s Base Salary (the “Target Bonus”); provided, however, that, except as may be provided in Section 7 hereof, Employee must remain employed by the Company on the last date of the applicable bonus period in order to be eligible to receive such bonus.

5.             Employee Benefits. During the Employment Term, the Employee shall be entitled to participate in all of the Company’s health, dental, vision, life, and disability insurance and other welfare and retirement, savings, deferred compensation, and fringe employee benefit plans, including reimbursement for public transit, as in effect from time to time (collectively, “Employee Benefits”), on the same basis as those benefits are generally made available to other employees of the Company; provided, however, the Company shall not be required to maintain any particular Employee Benefit plan or arrangement other than as set forth in this Agreement. The Company may, in its sole discretion, establish a 401(k) retirement savings plan, which may include matching Company contributions. In addition, the Employee shall be entitled to not less than four weeks of paid vacation each year and otherwise shall be subject to the Company’s vacation policies applicable to its employees.

6.             Business Expenses. During the Employment Term, the Employee shall be reimbursed by the Company for reasonable business expenses incurred by the Employee in the performance of the Employee’s duties hereunder, in accordance with Company policies and subject to timely submission of reimbursement requests. The Employee’s air travel on behalf of the Company shall be, where available, via business class.

7.             Termination. The Employee’s employment hereunder may be terminated by either Party at any time and for any reason on at least thirty (30) days’ advance written notice (other than upon the Employee’s death or upon a termination for Cause, which may be effective immediately). Notwithstanding any other provision of this Agreement, the provisions of this Section 7 exclusively shall govern the Employee’s rights upon termination of employment with the Company and its affiliates.

(a)        Termination by the Company for Cause.

(i)           If the Employee’s employment hereunder is terminated by the Company for Cause (as defined below), the Employee shall be entitled to receive solely the following: Base Salary and accrued and unused vacation through the date of termination in accordance with the Company’s normal payroll practices (the “Accrued Rights”).

(ii)           For purposes of this Agreement, “Cause” shall mean (A) fraud, embezzlement, gross insubordination, or any act of moral turpitude or misconduct, in each case, on the part of the Employee; (B) conviction of or the entry of a plea of nolo contendere by the Employee for any felony; (C) a material breach by the Employee of her duties, responsibilities, or obligations under this Agreement; or (D) the willful failure or refusal by the Employee to perform and discharge a specific lawful directive issued to Employee by the Board within a reasonable period of time, not to be less than five business days, following written notice thereof to the Employee by the Company or the Board.

(b)        Voluntary Resignation by the Employee. If the Employee resigns voluntarily, the Employee shall be entitled to receive solely the following in addition to the Accrued Rights, subject to the Employee’s continued compliance with the provisions of Section 8:

(i)           payment of the Target Bonus corresponding to the bonus period during which the Employee resigned voluntarily, prorated to reflect that portion of such bonus period during which the Employee was employed, payable as a lump sum on the 60th day following resignation, provided that no Target Bonus will be paid if the Company reasonably determines in its sole discretion that such voluntary resignation was done in advance of the Company’s determination to terminate Employee’s employment for Cause.

(c)         Termination by the Company Without Cause; Automatic Termination Upon the Employee’s Death or Disability; Nonrenewal of Term. If the Employee’s employment hereunder is terminated by the Company without Cause, or if the Employee’s employment terminates automatically upon the Employee’s death or Disability (as defined below) or if the Initial Term or any Six-Month Extension is not renewed in accordance with Section 1 hereof, the Employee (or her beneficiary or estate) shall be entitled to receive solely the following in addition to the Accrued Rights, subject to the Employee’s continued compliance with the provisions of Section 8:

(i)           payment of (A) Base Salary for the remainder of the Employment Term, if any, plus (B) the Target Bonus corresponding to the bonus period during which the termination occurs, prorated to reflect that portion of the such bonus period during which the Employee was employed, payable as a lump sum on the 60th day following termination;

(ii)          payment of 25% of the Employee’s (A) annual Base Salary in effect at the time of termination plus (B) Target Bonus corresponding to the bonus period during which termination occur, payable as a lump sum on the 60th day following termination; and

(iii)         for six months following the date of termination, continued group medical coverage for the Employee and his or her eligible dependents upon the same terms as under the Company’s group health plan and at the same cost to the Employee and the same coverage levels as in effect immediately prior to such termination of employment (except to the extent such cost and coverage would have changed if the Employee had remained employed); provided, that such continued group medical coverage shall cease upon the Employee becoming or continuing to be employed by another employer, including WMI Holdings Corp., and eligible for substantially similar coverage, as applicable, with such other employer. In the event that the Company does not provide group medical coverage, the Company shall pay to the Employee an amount in cash equal to the cost of medical coverage, for the Employee and the Employee’s eligible dependents, that is at a level of coverage consistent with the coverage that had been in effect immediately prior to termination for the remainder of such six-month period.

For purposes of this Agreement, “Disability” shall mean total and permanent disability as defined in the Company’s long-term disability plan applicable to Employee or, if no such plan exists, as reasonably determined by the Board.

For the avoidance of doubt, all continuing obligations under this Section 7(c) shall cease upon the Employee’s breach of the provisions of Section 8 of this Agreement.

(d)           Notice of Termination. Any purported termination of employment by the Company or by the Employee (other than due to the Employee’s death) shall be communicated by written Notice of Termination to the other Party hereto in accordance with Section 13(f) hereof.

(e)           Board/Committee Resignation. Upon termination of the Employee’s employment for any reason, the Employee agrees to resign at the direction of the Board, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the board of directors (and any committees thereof) or any other positions of any of the Company’s subsidiaries or affiliates.

(f)           Waiver and Release; Timing of Payments. Notwithstanding anything herein to the contrary, as a condition precedent to receiving any payments under Section 4 and this Section 7 (other than those amounts already accrued prior to the date of termination, including the Accrued Rights), Employee shall have executed, within 21 days, or if required for an effective release, 45 days, following the Employee’s termination of employment, a waiver and release in substantially the form attached hereto as Exhibit A (the “Release”), which Release may be updated by the Company from time to time to reflect changes in law, and the seven-day revocation period of such Release shall have expired. Subject to Section 10(b) and the execution of the Release pursuant to this Section 7(f), all payments under Section 4 and this Section 7 shall be payable as described above; provided, that the first payment shall be made on the 60th day after the Employee’s termination of employment, and such first payment shall include payment of any amounts that would otherwise be due prior thereto.

8.             Confidentiality.

(a)           During the Employment Term and for any time thereafter, the Employee shall keep secret and retain in strictest confidence and not divulge, disclose, discuss, copy, or otherwise use or suffer to be used in any manner, except in connection with the Business (as defined below) of the Company and of any of the subsidiaries or affiliates of the Company, any trade secrets, confidential or proprietary information, and documents or materials owned, developed, or possessed by the Company or any of the subsidiaries or affiliates of the Company pertaining to the Business of the Company or any of the subsidiaries or affiliates of the Company; provided, that such information referred to in this Section 8(a) shall not include information that is or has become generally known to the liquidating trust management and administration trade without violation of this Section 8.

(b)           For purposes of this Agreement, “Business” shall mean the management and administration of Company assets and the distribution of any proceeds thereof to the trust beneficiaries in accordance with the terms of the Trust, the Plan, and the Order.

(c)           The provisions of this Section 8 shall, without any limitation as to time, survive the expiration or termination of the Employee’s employment hereunder, irrespective of the reason for any termination.

9.             Specific Performance. The Employee acknowledges that the services to be rendered by the Employee are of a special, unique, and extraordinary character and, in connection with such services, the Employee will have access to confidential information vital to the Business of the Company and the subsidiaries and affiliates of the Company. By reason of this, the Employee consents and agrees that if the Employee violates any of the provisions of Section 8 hereof, the Company and the subsidiaries and affiliates of the Company will sustain irreparable injury and that monetary damages will not provide adequate remedy to the Company and that the Company shall be entitled to have Section 8 specifically enforced by any court having equity jurisdiction. Nothing contained herein shall be construed as prohibiting the Company or any of the subsidiaries or affiliates of the Company from pursuing any other remedies available to it for such breach or threatened breach, including, without limitation, the recovery of damages from the Employee or cessation of payments hereunder without requirement for posting a bond. The provisions of this Section 9 shall survive any termination of employment.

10.           Section 409A.

(a)           The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Employee notifies the Company that the Employee has received advice of tax counsel of a national reputation with expertise in Section 409A that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Employee to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor) or the Company independently makes such determination, the Company shall, after consulting with the Employee, reform such provision to try to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Company of the applicable provision without violating the provisions of Section 409A.

(b)           A termination of employment shall not be deemed to have occurred for purposes of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.” If the Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then, notwithstanding any other provision herein, with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided prior to the date that is the earlier of (A) the expiration of the six-month period measured from the date of such “separation from service” of the Employee, and (B) the date of the Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 10(b) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum on the first business day following the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)           (i) All expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies as in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee; (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

(d)           For purposes of Section 409A, the Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e)           Nothing contained in this Agreement shall constitute any representation or warranty by the Company regarding compliance with Section 409A. Subject to the above provisions of this Section 10, (i) the Company has no obligation to take any action to prevent the assessment of any additional income tax, interest, or penalties under Section 409A on any person, and (ii) the Company, its subsidiaries and affiliates, and each of their employees and representatives shall not have any liability to the Employee with respect thereto.

11.           Directors and Officers Insurance; Indemnification.

(a)           During the Employment Term, the Company shall keep in force for the Employee coverage under a directors and officers liability insurance policy, such coverage to be at a level no less than that maintained for substantially all of the executive officers of the Company and substantially all of the members of the board of directors of Company (during any period that the Employee is a member of the board of directors of Company).

(b)           The Company shall indemnify Employee, to the maximum extent permitted under applicable law and as set forth in the applicable organizational instruments governing the Company (including articles of incorporation, bylaws or trust instruments (as such articles, bylaws, or trust instruments may be amended, modified supplemented, or restated from time to time)), against all liabilities, losses, damages, costs, charges, and expenses (collectively, “Losses”) incurred or sustained by Employee in connection with any claim, action, suit, or proceeding to which Employee may be made a party, brought directly or derivatively by any third party by reason of any act or omission by Employee as a director or officer of the Company; provided that, Employee shall be liable for (and shall not be entitled to indemnification for) any such losses incurred by reason of his gross negligence, willful misconduct, or breach of the duty of loyalty, unless and only to the extent that the court in which such claim, action, suit, or proceeding was brought shall have determined upon application that, despite such adjudication but in consideration of all the circumstances of the case, Employee is fairly and reasonably entitled to indemnity for such Losses that such court shall deem proper. Employee’s rights under this Section 11 shall be in addition to, not in lieu of, any other rights to indemnification that Employee may have under the Company’s organizational documents, applicable law, or otherwise.

12.           Governing Law; Jurisdiction.

(a)           This Agreement shall be subject to and governed by the laws of the State of Washington applicable to contracts made and to be performed therein, without regard to conflict-of-laws principles thereof.

(b)           Any action to enforce any of the provisions of this Agreement shall be brought in a court of the State of Washington located in King County or in a Federal court located in Seattle, Washington. The parties consent to the jurisdiction of such courts and to the service of process in any manner provided by Washington law. Each Party irrevocably waives any objection that it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding brought in such court and any claim that such suit, action, or proceeding brought in such court has been brought in an inconvenient forum and agrees that service of process in accordance with the foregoing sentences shall be deemed in every respect effective and valid personal service of process upon such Party.

13.           Miscellaneous.

(a)           Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of the Employee by the Company. There are no restrictions, agreements, promises, warranties, covenants, or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(b)           No Waiver. The failure of a Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such Party’s rights or deprive such Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(c)           Severability. The provisions of this Agreement are severable, and the invalidity, illegality, or unenforceability of any one or more provisions shall not affect the validity, legality, or enforceability of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

(d)           Assignment. This Agreement and all of the Employee’s rights and duties hereunder shall not be assignable or delegable by the Employee. Any purported assignment or delegation by the Employee in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity that is an affiliate of the Company or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

(e)           Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. In the event of the Employee’s death, all amounts payable to the Employee that are then unpaid, including pursuant to Section 7, shall be paid to the Employee’s beneficiary designated by her in writing to the Company or, in the absence of such designation, to her estate.

(f)           Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

WMI Liquidating Trust
1201 Third Avenue, Suite 3000
Seattle, WA  98101
Attn: Charles Smith

with copies to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY  10153
Fax: (212) 310-8007
Attn: Brian Rosen

If to the Employee, to her last address set forth on the payroll records of the Company.

(g)           Employee Representation. The Employee hereby represents to the Company that the execution and delivery of this Agreement by the Employee and the Company and the performance by the Employee of the Employee’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which the Employee is a party or otherwise bound.

(h)           Cooperation. The Employee shall provide the Employee’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) that relates to events occurring during the Employee’s employment hereunder. This provision shall survive any termination of this Agreement.

(i)            Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state, and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(j)            Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

WMI LIQUIDATING TRUST

By:	/s/ William C. Kosturos
Name:	William C. Kosturos
Title:	Liquidating Trustee

EMPLOYEE

Signature:	/s/ Doreen Logan
Name:	Doreen Logan

EXHIBIT A

RELEASE

This RELEASE (“Release”), dated as of [●], 2012 by and among WMI Liquidating Trust, a Delaware trust (the “Company”), and [●] (the “Employee”).

WHEREAS, the Company and the Employee previously entered into an employment agreement dated [●], 2012 (the “Employment Agreement”); and

WHEREAS, the Employee’s employment with the Company has terminated effective [●] (the “Termination Date”);

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein and in the Employment Agreement, the Company and the Employee agree as follows:

1.           Capitalized terms not defined herein shall have the meaning as defined under the Employment Agreement.

2.           In consideration of the Employee’s release under Paragraph 3 hereof, the Company shall pay to the Employee or provide benefits to the Employee as set forth in Section 7, as applicable, of the Employment Agreement, which is attached hereto and made a part hereof.

3.           The Employee, on her own behalf and on behalf of her heirs, estate and beneficiaries, does hereby release the Company, and in such capacities, any of its subsidiaries or affiliates, and each past or present officer, director, agent, employee, shareholder, and insurer of any such entities, from any and all claims made, to be made, or that might have been made of whatever nature, whether known or unknown, from the beginning of time, including those that arose as a consequence of her employment with the Company, or arising out of the severing of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Release is executed, including, without limitation, any tort and/or contract claims, common law or statutory claims, claims under any local, state or federal wage-and-hour law, wage collection law, or labor relations law, claims under any common law or other statute, claims of age, race, sex, sexual orientation, religious, disability, national origin, ancestry, citizenship, retaliation or any other claim of employment discrimination, including under Title VII of the Civil Rights Acts of 1964 and 1991, as amended (42 U.S.C. §§ 2000e et seq.), Age Discrimination in Employment Act, as amended (29 U.S.C. §§ 621, et seq.); the Americans with Disabilities Act (42 U.S.C. §§ 12101 et seq.), the Rehabilitation Act of 1973 (29 U.S.C. §§ 701 et seq.), the Family and Medical Leave Act (29 U.S.C. §§ 2601 et seq.), the Fair Labor Standards Act (29 U.S.C. §§ 201 et seq.), the Employee Retirement Income Security Act of 1974 (29 U.S.C. §§ 1001 et seq.), and any other law (including any state or local law or ordinance) prohibiting employment discrimination or relating to employment, retaliation in employment, termination of employment, wages, benefits, or otherwise. If any arbitrator or court rules that such waiver of rights to file, or have filed on her behalf, any administrative or judicial charges or complaints is ineffective, the Employee agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints. The Employee relinquishes any right to future employment with the Company, and the Company shall have the right to refuse to re-employ the Employee, in each case without liability of the Employee or the Company. The Employee acknowledges and agrees that even though claims and facts in addition to those now known or believed by her to exist may subsequently be discovered, it is her intention to fully settle and release all claims she may have against the Company and the persons and entities described above, whether known, unknown, or suspected.

4.           The Company and the Employee acknowledge and agree that the release contained in Paragraph 3 does not, and shall not be construed to, release or limit the scope of any existing obligation of the Company and/or any of its subsidiaries or affiliates (i) to indemnify the Employee for her acts as an officer or director of Company in accordance with the Certificate of Incorporation and all agreements thereunder, (ii) to pay any amounts or benefits pursuant to Section 2 of this Release or any Standard Entitlements (as defined in the Employment Agreement) to which the Employee is entitled under the Employment Agreement, or (iii) with respect to the Employee’s rights as a shareholder of the Company or any of its subsidiaries.

5.           Employee acknowledges that pursuant to the Release set forth in Paragraph 3 above, Employee is waiving and releasing any rights she may have under the Age Discrimination in Employment Act of 1967 (the “ADEA”) and that Employee’s waiver and release of such rights is knowing and voluntary. Employee acknowledges that the consideration given for the ADEA waiver and release under this Agreement is in addition to anything of value to which Employee was already entitled.

(a)           Employee further acknowledges that she has been advised by this writing that:

(i)             Employee should consult with an attorney prior to executing this Release and has had an opportunity to do so;

(ii)            Employee has up to 21 days to consider this ADEA waiver and release;

(iii)           Employee has seven days following Employee’s execution of this Agreement to revoke this ADEA waiver and release, but only by providing written notice of such revocation to the Company in accordance with the “Notices” provision in Section 13(f) of the Employment Agreement;

(iv)           the ADEA waiver and release shall not be effective until the seven-day revocation period has expired; and

(v)            the 21-day period set forth above shall run from the date Employee receives this Release. The Parties agree that any modifications made to this Agreement prior to its execution shall not restart or otherwise affect this 21-day period.

(b)           It is the intention of the parties in executing this Release that this Release shall be effective as a full and final accord and satisfaction and release of and from all liabilities, disputes, claims, and matters covered under this Release, known or unknown, suspected or unsuspected.

6.            This Release shall become effective on the first day following the day that this Release becomes irrevocable under Paragraph 5. All payments due to the Employee shall be payable in accordance with the terms of the Employment Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

WMI LIQUIDATING TRUST

By:
Name:	[●]
Title:	[●]

EMPLOYEE

Signature:
Name:	[●]